Exhibit 99.1

PRESS RELEASE

ENERGY TRANSFER PARTNERS, L.P. ANNOUNCES

AGREEMENTS TO ACQUIRE TRANSWESTERN PIPELINE

Dallas, Texas – September 15, 2006 – Energy Transfer Partners, L.P. (NYSE:ETP) announces that it has entered into agreements with GE Energy Financial Services and Southern Union Company to acquire the Transwestern Pipeline. The agreements provide for a series of transactions in which Energy Transfer Partners will acquire all of the member interests in CCE Holdings, LLC (“CCEH”) owned by GE Energy Financial Services and certain other investors. The member interests acquired will represent a 50% ownership in CCEH, which was formed in 2004 to purchase CrossCountry Energy. In the second transaction, CCEH will redeem the 50% ownership in CCEH of Energy Transfer Partners in exchange for 100% ownership of Transwestern Pipeline Company, LLC (“Transwestern”), following which Southern Union will own all of the member interests of CCEH.

The Transwestern assets primarily consist of the Transwestern Pipeline, a 2,500 mile interstate natural gas pipeline system. The Transwestern Pipeline connects supply areas in the San Juan Basin in southern Colorado and northern New Mexico, the Anadarko Basin in the Mid-continent and the Permian Basin in west Texas to markets in the Midwest, Texas, Arizona, New Mexico and California. The Transwestern Pipeline interconnects with Energy Transfer Partners’ existing intrastate pipelines in west Texas. The combination of pipeline systems will result in new market opportunities for existing natural gas supply sources on both systems and increases supply availability and flexibility to existing markets served by both systems.

The series of transactions, valued at $1.465 billion, is subject to various regulatory approvals prior to closing. Energy Transfer Partners intends to finance more than 50% of the purchase price with equity, to be issued prior to or simultaneous with closing. Upon closing, Energy Transfer Partners expects the transaction to be immediately accretive to its common unitholders.

“This is the Partnership’s first acquisition in the interstate pipeline arena, and one which provides an additional platform for growth”, said Mike Smith, Vice President—Mergers and Acquisitions. “Transwestern provides Energy Transfer Partners with access to reserves in the San Juan, Piceance and Rockies’ basins, and allows us to participate in markets to the west. The acquisition of Transwestern also provides producers on our Texas system with access to these western markets. Our proven track record of investing additional capital to expand our pipeline systems and increase interconnect access has provided natural gas producers with multiple markets and has benefited natural gas consumers by moving gas out of the rapidly expanding production areas to those systems supplying customer needs.”

A conference call to discuss the acquisition has been scheduled for 1:00 p.m. CDT, Monday, September 18, 2006. The dial-in number is 800-230-1059; participant code Energy Transfer Partners.

Energy Transfer Partners, L.P. is a publicly traded partnership owning and operating a diversified portfolio of energy assets. The Partnership’s natural gas transportation and storage operations include natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. This includes approximately 11,700 miles of pipeline in service, with an additional 550 miles under construction. The Partnership is one of the three largest retail marketers of propane in the United States, serving more than one million customers from approximately 440 customer service locations in 40 states extending from coast to coast and Alaska.

Energy Transfer Equity, L.P. (NYSE:ETE) owns the general partner and approximately 36.4 million Common Units of Energy Transfer Partners, L.P.

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on the Partnership’s website at www.energytransfer.com.

Contacts:

Investor Relations:

Renee Lorenz

Energy Transfer Partners, L.P.

214-981-0700

Media Relations:

Vicki Granado

Gittins & Granado

214-361-0400